Exhibit 99.1

PMV Pharmaceuticals Reports Third Quarter 2021 Financial Results and Corporate Highlights

CRANBURY, NJ, November 12, 2021 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a clinical-stage oncology company pioneering the discovery and development of small molecule therapies designed to activate p53 function, today reported financial results for the third quarter ended September 30, 2021 and provided corporate highlights.

“We made important progress in the third quarter of 2021 as we advanced the clinical development of our lead candidate, PC14586, an investigational small molecule p53 Y220C reactivator, and strengthened our corporate foundation to ensure that we have the talent and resources in place to support our future success,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma.  “Our ongoing Phase 1/2 trial of PC14586 is progressing well, with twelve sites at leading oncology centers, and we expect to present data from the study in the first half of next year.”

Corporate Highlights and Guidance

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Data from the Phase 1 portion of the ongoing Phase 1/2 clinical trial of PC14586, the Company’s first-in-class, tumor-agnostic, investigational small molecule p53 Y220C reactivator, in patients with advanced solid tumors that harbor a p53 Y220C mutation (NCT04585750) are expected in the first half of 2022

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Appointed Tim Smith as Senior Vice President, Head of Corporate Development. Prior to joining PMV Pharma, Mr. Smith was Chief Business Officer of Verseau Therapeutics.  He has held senior business development leadership roles at IDEAYA Biosciences, Cleave Biosciences, and Celgene Corporation.  He spent his early career in equity research covering the biotechnology sector at RBC Capital Markets, Lazard Capital Markets, and Citi Research.  Mr. Smith holds a B.S. in biology from the University of Texas at Arlington, an MBA in finance from Fordham University and an M.A. in biotechnology from Columbia University.

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Strong cash, cash equivalents and marketable securities position of $326.3 million as of September 30, 2021 sufficient to support execution of clinical, research and operational goals through the end of 2023

Third Quarter 2021 Financial Results

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PMV Pharma ended the third quarter with $326.3 million in cash, cash equivalents, and marketable securities, compared to $361.4 million as of December 31, 2020. Net cash used in operations was $34.5 million for the nine months ended September 30, 2021, compared to $22.4 million for the nine months ended September 30, 2020.

Exhibit 99.1

•	Net loss for the nine months ended September 30, 2021 was $39.5 million compared to $24.0 million for the nine months ended September 30, 2020.
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Research and development (R&D) expenses were $24.3 million for the nine months ended September 30, 2021 compared to $17.8 million for the nine months ended September 30, 2020. The increase in R&D expenses was primarily due to increased headcount and clinical expenses related to development of PC14586, the Company’s lead drug candidate.

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General and administrative (G&A) expenses were $15.5 million for the nine months ended September 30, 2021 compared to $6.7 million for the nine months ended September 30, 2020. The increase in G&A expenses was primarily due to costs relating to building the infrastructure necessary to operate as a public company.

About p53

p53 plays a pivotal role in preventing abnormal cells from becoming a tumor by inducing programmed cell death. Mutant p53 takes on oncogenic properties that endow cancer cells with a growth advantage and resistance to anti-cancer therapy.  The p53 Y220C mutation is associated with many cancers, including but not limited to breast, non-small cell lung cancer, colorectal, pancreatic, and ovarian cancers.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have the p53 Y220C mutation and has been granted Fast Track designation by the U.S. FDA.

About PMV Pharma

PMV Pharma is a clinical-stage oncology company pioneering the discovery and development of small molecule therapies designed to activate p53 function. Experts in p53 biology, cancer genetics, and medicinal chemistry, PMV Pharma is focused on delivering precision therapeutics that improve the lives of patients living with cancer. Along with the expertise of co-founder Dr. Arnold Levine, who discovered p53, PMV brings together leaders in the field to utilize over four decades of p53 biology to develop tumor-agnostic, targeted, pharmaceutical products. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-

Exhibit 99.1

looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding the timing for release of preliminary Phase 1 data and success of its current clinical trial for PC14586; the future plans or expectations for the Company’s discovery platform; and the period over which the Company estimates its existing cash and cash equivalents will be sufficient to fund its current operating plan. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2021 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$176,641	$361,422
Restricted Cash	822	—
Short-term marketable securities	131,010	—
Prepaid expenses and other current assets	5,082	3,339
Total current assets	313,555	364,761
Property and equipment, net	1,394	569
Long-term marketable securities	18,601	—
Lease asset	10,410	—
Other assets	218	201
Total assets	$344,178	$365,531
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,278	$1,607
Accrued expenses	6,740	4,803
Current lease liability	545	—
Total current liabilities	8,563	6,410
Noncurrent lease liability	10,667	—
Total liabilities	19,230	6,410
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	474,301	469,001
Accumulated deficit	(149,367)	(109,880)
Accumulated other comprehensive loss	14	—
Total stockholders’ equity	324,948	359,121
Total liabilities, convertible preferred stock, and stockholders’ equity	$344,178	$365,531

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$9,162	$5,992	$24,326	$17,752
General and administrative	5,935	2,709	15,495	6,689
Total operating expenses	15,097	8,701	39,821	24,441
Loss from operations	(15,097)	(8,701)	(39,821)	(24,441)
Other income (expense):
Interest income, net	102	40	343	603
Other income (expense)	3	(100)	14	(143)
Total other income (expense)	105	(60)	357	460
Loss before provision for income taxes	(14,992)	(8,761)	(39,464)	(23,981)
Provision for income taxes	19	3	23	5
Net loss	(15,011)	(8,764)	(39,487)	(23,986)
Unrealized gains (losses) on marketable securities, net of tax	7	(5)	14	3
Comprehensive loss	$(15,004)	$(8,769)	$(39,473)	$(23,983)

Net loss per share -- basic and diluted	$(0.33)	$(1.46)	$(0.88)	$(5.93)
Weighted-average common shares outstanding	45,295,232	6,022,457	45,052,100	4,045,527

Contact

For Investors & Media:

Winston Kung
Chief Financial Officer
investors@pmvpharma.com